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                                                                       Exhibit 5

8th July, 1998

Interactive Entertainment Limited
840 Crossover Lane
Suite D-215
Memphis, Tennessee 38117


Dear Sirs,

Re:  Interactive Entertainment Limited
     Registration Statement on Form S-3
     Registration No. 333-48759
     (the "Registration Statement")
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We have acted as attorneys in Bermuda to Interactive Entertainment Limited, a
Bermuda exempted company (the "Company"). We have been requested to issue this opinion as to Bermuda law in connection with the Registration Statement anticipated to be filed by the Company with the Securities and Exchange Commission in the United States of America on 8th July, 1998 in respect of the sale by the Selling Shareholders of 3,524,508 Common Shares of par value US$0.01 each (the "Shares"). Capitalised terms used and not otherwise defined herein shall have the meanings set forth on the Registration Statement.

We for the purposes of this opinion, we have examined and relied upon such documents of public record in Bermuda and such other documents as we have considered necessary, including:-

(i)    a copy, as filed, of the Registration Statement;

(ii) the Certificate of Continuance, the Memorandum of Continuance and Amended and Restated Bye-laws of the Company and the originals or certified copies of the corporate records of the Company; and

(iii) Minutes of the Meetings of Shareholders and Directors in relation to the issuance of the Shares.

In such examination, we have assumed:

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1.   the genuineness of all signatures, the authenticity of documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies; and

2. that when, issued, the Shares issued to each of MCM, CCI AND PHI do not individually exceed 4.9% of the outstanding Shares when aggregated with any other Shares owned by each of MCM, CCI or PHI.

In rendering this opinion, we do not express any opinion as to the laws of any jurisdiction other than Bermuda law.

Based upon and subject to the foregoing, and to matters not disclosed to us, we are of the opinion that the Shares registered pursuant to the Registration Statement for sale by the Selling Shareholders have been or will be legally issued and are or will be fully paid and non-assessable.

For the purposes of this opinion:-

     (a) the term "fully paid" means, in relation to the issued shares of a company limited by shares (that is to say, a company (such as the Company) having the liability of its shareholders limited by its memorandum of Continuance to the amount, if any, unpaid on the shares held by them)) that the shareholders holding such shares have no liability to make contribution or other payment to the Company in respect of those shares; and

     (b) the term "non-assessable" shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such shares, that no shareholder shall be bound by an alteration in the Memorandum of Continuance, or the amended or restated Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increase his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the caption "Legal Matters" in the Prospectus contained therein.

Yours faithfully,

/s/ Appleby, Spurling & Kempe

APPLEBY, SPURLING & KEMPE